EXHIBIT 99.1

Contacts:	Meg McGilley
Chief Financial Officer
(858) 480-0402

Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON PHARMACEUTICALS REPORTS
2007 SECOND QUARTER FINANCIAL RESULTS
•	Second quarter 2007 net loss of $6.0 million, or $0.33 per share, vs. $14.7 million, or $0.82 per share, in 2006 second quarter
Conference call scheduled today at 1:30 p.m. PT; Simultaneous webcast at
www.somaxon.com and www.opencompany.info
SAN DIEGO, CA — August 7, 2007 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology, today announced financial results for the second quarter ended June 30, 2007.
Financial Results
For the second quarter of 2007, net loss applicable to common stockholders was $6.0 million, or $0.33 per share, compared with $14.7 million, or $0.82 per share, for the second quarter of 2006.
As a development stage pharmaceutical company, Somaxon had no revenues during the second quarter of 2007.
Research and development expenses for the second quarter of 2007 were $3.0 million, compared with $12.3 million for the second quarter of 2006. The decrease primarily reflects the completion of the Phase 3 clinical trial program for SILENOR™ and the clinical trials of nalmefene for smoking cessation and the treatment of pathological gambling during 2006. This was partially offset by an increase in salary and overhead costs due to the company’s number of research and development employees being stable in the second quarter of 2007 but growing in the second quarter of 2006, as well as an increase in facility costs and consulting fees.

Marketing, general and administrative expenses were $3.5 million for the second quarter of 2007, compared with $3.3 million for the same period in 2006. The increase was primarily caused by an increase in share-based compensation expense due to stock options granted subsequent to the second quarter of 2006 and an increase in facility costs, partially offset by a decrease in professional fees and market research costs.
The company recognized $1.9 million of share-based compensation expense in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123(R) for the second quarter of 2007, compared with $1.0 million for the second quarter of 2006.
At June 30, 2007, the company had cash and cash equivalents and short-term investments totaling $44.3 million and no long-term debt. At December 31, 2006, the company had cash and cash equivalents and short-term investments totaling $57.9 million and no long-term debt.
“Our focus continues to be on preparing our New Drug Application for SILENOR™, which we are planning to submit to the FDA in the first quarter of 2008,” said Ken Cohen, Somaxon’s President and Chief Executive Officer. “In addition, we are in discussions with a number of other pharmaceutical companies with the goal of optimizing the commercial success of SILENOR™, and we expect to complete a strategic transaction in 2007.”
SILENOR™ Development and Regulatory Update
In 2006, Somaxon reported results from all of its four Phase 3 clinical trials evaluating SILENOR™ for the treatment of insomnia. As the company previously reported, these clinical trials demonstrated statistically significant and clinically meaningful improvements across multiple endpoints measuring sleep onset, sleep maintenance and sleep duration. The clinical trial results also demonstrated a favorable safety and tolerability profile, with the overall incidence of adverse events comparable to placebo, a low discontinuation rate and no evidence of dependency, withdrawal, tolerance or amnesia.
The company reported the results from the first of these clinical trials, which evaluated SILENOR™ in the treatment of adults with chronic insomnia, in April 2006. SILENOR™ demonstrated a statistically significant improvement compared to placebo on the primary endpoint of Wake After Sleep Onset (WASO), as well as a range of secondary endpoints including Latency to Persistent Sleep (LPS) and Total Sleep Time (TST).

Somaxon reported results from its second Phase 3 clinical trial, which evaluated SILENOR™ in healthy adults experiencing transient insomnia in a sleep laboratory setting, in October 2006. SILENOR™ demonstrated a statistically significant improvement compared to placebo on the primary endpoint of LPS, as well as a range of secondary endpoints including WASO, TST and Latency to Sleep Onset (LSO).
The company reported results from its third Phase 3 clinical trial, which evaluated SILENOR™ in elderly patients with primary sleep maintenance insomnia in an outpatient setting, in November 2006. SILENOR™ demonstrated a statistically significant improvement compared to placebo on the primary endpoint of subjective Total Sleep Time (sTST), as well as a range of secondary endpoints including subjective Wake After Sleep Onset and Sleep Quality.
The company reported results from its fourth and final Phase 3 clinical trial, which evaluated long-term use of SILENOR™ in elderly patients with primary sleep maintenance insomnia, in December 2006. SILENOR™ demonstrated a statistically significant improvement compared to placebo on the primary endpoint of WASO, as well as a range of secondary endpoints including TST, Sleep Efficiency, sTST, and LSO.
As previously disclosed, based on a request Somaxon received from the U.S. Food and Drug Administration (FDA) in May 2006, the company initiated a preclinical program for SILENOR™ consisting of standard genotoxicity, reproductive toxicology and carcinogenicity studies. The FDA indicated that the data from the genotoxicity studies and reproductive toxicology studies should be included in the NDA for SILENOR™. The FDA also indicated that depending on the outcome of the genotoxicity studies, it may be flexible as to the timing of the conduct of the carcinogenicity studies, including the potential that the data from those studies may be submitted as a post-NDA approval commitment.
In September 2006, Somaxon completed the genotoxicity studies, and no signal indicative of genotoxicity was found in any of the assays. The company submitted the results to the FDA, and in February 2007 the FDA agreed with the company’s assessment that SILENOR™ does not appear to have genotoxic potential. The FDA indicated that, unless other preclinical data raise a concern, a complete assessment of the carcinogenic potential of SILENOR™ may not be needed prior to NDA approval. The FDA also indicated that it may accept the results of a shorter-term carcinogenicity study for approval of the NDA and allow the standard two-year carcinogenicity study to be completed as a post-NDA approval commitment.

In May 2007, Somaxon received correspondence from the FDA which stated that the results of its ongoing 26-week transgenic mouse carcinogenicity study of SILENOR™ should be included as part of the initial NDA submission for SILENOR™. As a result, the company plans to file the NDA for SILENOR™ in the first quarter of 2008, assuming that the 26-week transgenic mouse carcinogenicity study is successful and proceeds as currently scheduled. The company continues to plan to conduct the standard two-year carcinogenicity study and to submit the results of that study as a post-approval commitment.
Somaxon has submitted a protocol for the 26-week transgenic mouse carcinogenicity study to the FDA’s Carcinogenicity Assessment Committee (CAC). This study was initiated in May 2007. The company has also completed dose range finding studies in preparation for a standard two-year carcinogenicity study, and it submitted to the CAC a protocol with dosing recommendations for a two-year rat carcinogenicity study. The CAC recently provided feedback on the company’s dosing recommendations for this study, and the company plans to initiate the study in August 2007.
In June 2007, Somaxon completed its reproductive toxicology studies. The company’s interpretation of the study results is that they are consistent with the company’s prior assessment of the safety profile of SILENOR™. The company intends to include the results from those studies as part of the planned initial NDA submission for SILENOR™.
Conference Call Information and Forward-Looking Statements
On Tuesday, August 7, 2007, the company will host a conference call with interested parties beginning at 4:30 p.m. ET (1:30 p.m. PT) to review the results of operations for the second quarter ended June 30, 2007. The conference call will be available to interested parties through a live audio Internet broadcast at www.somaxon.com and www.opencompany.info. The call will also be archived and accessible at both sites for approximately 14 days. Alternatively, callers may participate in the conference call by dialing (800) 257-2182 (domestic) or (303) 262-2194 (international). A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), and entering passcode 11093846.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s operating expenses, clinical developments and potential strategic transactions and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon has completed four successful Phase 3 clinical trials for its lead product candidate, SILENOR™ (doxepin HCl) for the treatment of insomnia. The company has completed a pilot Phase 2 trial for nalmefene in smoking cessation with positive results. It has also completed a Phase 2/3 clinical trial for nalmefene for the treatment of pathological gambling that did not achieve statistical significance for the primary or secondary endpoints. The company will evaluate the results from both of these trials before making determinations regarding the future of the nalmefene program. Acamprosate Ca, a potential treatment for movement disorders, is currently in formulation development.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the FDA’s requirements relating to Somaxon’s preclinical studies, planned filing of an NDA for SILENOR™ and potential for post-approval carcinogenicity studies are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, the potential to enter into and the terms of any strategic transaction; the potential for SILENOR™ or Somaxon’s other product candidates to receive regulatory approval for one or more indications on a timely basis or at all; the results of pending preclinical studies for SILENOR™ or Somaxon’s other product candidates; the timing of receipt of preclinical study results and any NDA submission; unexpected findings relating to SILENOR™ or Somaxon’s other product candidates that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; the potential for the FDA to require preclinical or clinical requirements to support an NDA filing for SILENOR™ or Somaxon’s other product candidates, or the imposition of additional requirements to be completed before or after regulatory approval; Somaxon’s ability to demonstrate to the satisfaction of the FDA that potential NDA approval of SILENOR™ is appropriate without standard, long-term carcinogenicity studies, given the context of completed trials and pending studies; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for SILENOR™ or Somaxon’s other product candidates; the scope and validity of patent protection for SILENOR™ and Somaxon’s other product candidates; the market potential for insomnia and other target markets, and Somaxon’s ability to compete; Somaxon’s ability to raise sufficient capital; and other risks detailed in Somaxon’s prior press releases as well as in periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY OPERATING LOSS STATEMENTS

	Quarter ended June 30,
	2007	2006
	(In thousands, except per share amounts)
Operating expenses
License fees	$154	$154
Research and development	3,039	12,346
Marketing, general and administrative expense	3,450	3,281

Total operating expenses	6,643	15,781

Loss from operations	(6,643)	(15,781)
Interest and other income	624	1,051

Net loss	$(6,019)	$(14,730)

Basic and diluted net loss per share	$(0.33)	$(0.82)
Shares used to calculate net loss per share	18,188	17,960

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(in thousands)
ASSETS
Current assets
Cash, cash equivalents and investments	$44,317	$57,914
Other current assets	1,194	515

Total current assets	45,511	58,429
Long-term restricted cash	600	600
Property and equipment, net	224	263
Other assets	60	160

Total assets	$46,395	$59,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,869	$5,731
Accrued liabilities	1,122	1,364

Total current liabilities	2,991	7,095

Total stockholders’ equity	43,404	52,357

Total liabilities and stockholders’ equity	$46,395	$59,452